EXHIBIT 16.2

                          Lawrence Scharfman & Company
                             9608 Honey Bell Circle
                             Boynton Beach, FL 33437
                            (561) 733-0296 Telephone
                               (561) 740-0613 Fax



April 18, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE: CEO Channel.com, Inc.
        File No. 000-308807


We have read the statements that Pegasus Wireless Corp. as successor to CEO Channel.com, Inc. included under Item 4 of the Form 8-K report expected to be filed on April 18, 2005 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.



Very truly yours,

/s/ Lawrence Scharfman
Lawrence Scharfman
for the firm